As filed with the Securities and Exchange Commission on May 22, 1996.
                                                      Registration No. 333-01149



                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-3



                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                              SPECTRASCIENCE, INC.
             (Exact Name of Registrant as Specified in Its Charter)

        Minnesota                                        41-1448837
 (State of Incorporation)                   (I.R.S. Employer Identification No.)


      5909 Baker Road, Suite 580, Minnetonka, MN 55345. Tel: (612) 931-9000
              (Address, Including Zip Code, and Telephone Number of
                   Registrant's Principal Executive Offices)




                                BRIAN T. McMAHON
                     President and Chief Executive Officer
                              SpectraScience, Inc.
                           5909 Baker Road, Suite 580
                             Minnetonka, MN 55345.
                              Tel: (612) 931-9000

                                    Copy To:

                            KENNETH L. CUTLER, Esq.
                              Dorsey & Whitney LLP
                             Pillsbury Center South
                             220 South Sixth Street
                             Minneapolis, MN 55402
                              Tel: (612) 340-2740




           (Name, Address, and Telephone Number of Agent For Service)
                     --------------------------------------

Approximate date of commencement of proposed sale to the public: From time to time, as soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box: [ ]

If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ X ]



                     --------------------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.





                   [Subject to completion; dated May 22, 1996]


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                              SPECTRASCIENCE, INC.

                        2,264,006 SHARES OF COMMON STOCK
                           ($.25 PAR VALUE PER SHARE)

                        --------------------------------

         This Prospectus relates to the public offering, which is not being underwritten, of shares (the "Shares") of Common Stock, par value $.25 per share (the "Common Stock") of SpectraScience, Inc. (the "Company"). The shares may be offered by certain securityholders of the Company or by pledges, donees, transferees or other successors in interest that receive such shares as a gift or other non-sale related transfer (the "Selling Shareholders") from time to time in transactions on the Nasdaq Small Cap Market, in over-the-counter trades, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Shares are issuable upon conversion of Series A Preferred Stock ("Preferred A") and Series B Preferred Stock ("Preferred B") and exercise of warrants received by the Selling Shareholders in private placements by the Company and in providing bridge loan financing (the "Bridge Loans") to the Company (collectively, the "Warrants"). See "Recent Developments". Preferred A, Preferred B and the Warrants were issued pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. The Shares are being registered by the Company pursuant to a commitment to the Selling Shareholders made by the Company in connection with the private placements and the Bridge Loans. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions.) See "Selling Shareholders" and "Plan of Distribution".


         None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. However, the Company may receive gross proceeds of up to $4,900,213 if all the Warrants were exercised. There is no assurance any of the Warrants will be exercised. The Company has agreed to bear certain expenses in connection with the registration of the Shares being offered by the Selling Shareholders.


         The Common Stock of the Company is traded over-the-counter under the symbol "SPSI". On February 14, 1996, the average of the bid and ask prices for the Common Stock was $7.00 per share.

         The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them may be deemed to be underwriting commissions or discounts under the Securities Act.


                        --------------------------------
        The Common Stock offered hereby involves a high degree of Risk.
                    See "RISK FACTORS" commencing on page 4.
                        --------------------------------



             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
          BY THE SECURITIES EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
           OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
            OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.



               The Date of this Prospectus is _____________, 1996



         No person has been authorized to give any information or to make any representations not contained in or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Selling Shareholder or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made thereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                               ------------------
                                TABLE OF CONTENTS
                               ------------------



                                                                    Page

AVAILABLE INFORMATION..........................................      3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................      3

RISK FACTORS...................................................      4

THE COMPANY....................................................      8

RECENT DEVELOPMENTS............................................      8

USE OF PROCEEDS................................................      9

DILUTION.......................................................      9

SELLING SHAREHOLDERS...........................................     10

PLAN OF DISTRIBUTION...........................................     16

INDEMNIFICATION................................................     17

DESCRIPTION OF CAPITAL STOCK...................................     18

LEGAL MATTERS..................................................     19

EXPERTS........................................................     19



                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at its office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Company has filed with the Commission a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-3 under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as apart thereof. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents filed by the Company with the Commission are hereby incorporated by reference into this Prospectus: (a) the Company's Annual Report on Form 10-KSB, as amended, for the fiscal year ended December 31, 1995,
(b) the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996, (c) the definitive Proxy Statement dated May 19, 1995, filed in connection with the Company's 1995 Annual Meeting of Shareholders, (d) a registration statement on Form S-8 filed on September 28, 1995, in connection with the registration of Common Stock to be issued upon exercise of certain stock options issued pursuant to the Company's 1991 Stock Option Plan, as amended, (e) the description of the Company's Common Stock contained in its registration statement on Form 8-A filed on March 11, 1985, including any amendment or report filed for the purpose of updating such description, and (f) the Company's Report on Form 8-K filed on January 10, 1996.



         All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be incorporated by reference into this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.



         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon oral or written request, a copy of any or all of the documents incorporated herein by reference, other than certain exhibits to such documents. Requests for such copies should be directed to:
Investor Relations, SpectraScience, Inc., 5909 Baker Road, Suite 580, Minnetonka, MN 55345, telephone number (612) 931-9000.




                                  RISK FACTORS



         THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN ADDITION TO THE OTHER INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THE PROSPECTUS BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS, INCLUDING THE INFORMATION INCORPORATED HEREIN BY REFERENCE, CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT, IN PART, OF THE RISK FACTORS SET FORTH BELOW. IN CONNECTION WITH THE FORWARD-LOOKING STATEMENTS WHICH APPEAR IN THESE DISCLOSURES, PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CAREFULLY REVIEW THE FACTORS SET FORTH BELOW.



NEED FOR ADDITIONAL CAPITAL; UNCERTAINTY OF ADDITIONAL FINANCING



         The development of the Company's products will require the commitment of substantial funds to conduct research and development, to establish commercial scale manufacturing capabilities, and to market its products. The Company's future capital requirements will depend on many factors, including the progress of the Company's research and development, the scope and results of clinical trials, the cost and time of obtaining regulatory approvals, the rate of technological advances, determinations as to the commercial potential of the Company's products, the status of competitive products and the establishment of manufacturing capacity. The Company anticipates that its current funds will be adequate to satisfy its capital requirements until approximately December 1997. The Company anticipates that it will be required to raise substantial additional funds, including funds raised through strategic partnerships and additional public or private financings. No assurance can be given that additional financing will be available or that, if available, it will be available on terms favorable to the Company or its shareholders. If the Company is unable to obtain additional financing when needed, the Company may be required to curtail its operations significantly or to obtain funds through strategic partners that may require the Company to relinquish significant rights to its technology or potential markets.



VOLATILITY OF STOCK PRICE



         The market price for securities of high technology medical products companies have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new diagnostic or therapeutic products by the Company or its competitors, government regulations, developments in patent or other proprietary rights, public concern as to the safety of products developed by the Company or others and general market conditions may have a significant adverse effect on the market price of the Company's Common Stock.



UNCERTAINTY OF MARKET ACCEPTANCE; NEED FOR REGULATORY APPROVAL



         Sales to date have been very limited, and it is not anticipated that revenues from sales of Company products will be significant for at least another year. In addition, there can be no assurance that the Company's products will be acceptable to the market. Moreover, there are many reasons that potential products that appear promising do not result in successful commercialization. Newly developed products may not receive regulatory approval or be successfully introduced and marketed at prices that would permit the Company to operate profitably. Failure of any of the Company's products to achieve market acceptance could have a material adverse effect on the Company's business, financial condition or results of operations.



LACK OF SUFFICIENT DATA TO ESTABLISH SAFETY AND EFFICACY OF PRODUCTS



         In June 1995, the Company entered into a two-year collaborative research agreement for the spectroscopic detection of cancer using minimally invasive endoscopic and laparoscopic techniques. Applications currently targeted include the real-time spectroscopic identification and differentiation of pre-cancerous lesions and cancerous tissues in various areas of the body which can be accessed less invasively, such as the lung, bladder, prostate, cervix, upper and lower gastrointestinal tract and colon. There can be no assurance that clinical results will be encouraging. Other risks attendant with the clinical trials include the unpredictability of the time frame for completion due to patient availability, hospital procedures and policies which could change, and changes in the principal investigators leading the clinical trials.



         The Company has also been conducting clinical feasibility studies designed to lead to the development of a commercial product for cardiovascular applications. These studies are carried out under Investigational Device Exemptions ("IDE") approved by the Food and Drug Administration ("FDA") and also by the hospital's Institutional Review Board ("IRB"). There can be no assurance such studies or development will prove successful.



DEPENDENCE ON PATENTS, PROPRIETARY RIGHTS AND LICENSES



         The Company's success depends and will continue to depend in part on its ability to maintain patent protection for products and processes, to preserve its trade secrets and to operate without infringing upon the proprietary rights of third parties. Although the Company has been awarded a number of patents that it hopes to commercially exploit, there can be no assurance that the patents will afford protection against competitors with similar technology. The validity and breadth of claims covered in medical technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. The Company also relies upon unpatented proprietary technology. No assurance can be given that the Company can meaningfully protect its rights in such unpatented proprietary technology or that others will not duplicate or independently develop substantially equivalent technology.



         In order to manufacture and market certain products, the Company may be required to obtain licenses to patents or other proprietary rights of third parties. There can be no assurance that the Company will be able to license such technology at a reasonable cost, if at all. If the Company does not obtain such licenses, it could encounter delays in introducing such products while it attempts to design around such patents. There can be no assurance that the Company would be able to design around such patents or, even if successful, the Company could find that the development, manufacture or sale of such products could be adversely affected.



         In addition, the Company could incur substantial costs in defending itself in suits brought against it on such patents or in suits in which the Company's patents may be asserted by it against another party. There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry. Litigation, which could result in substantial cost to and diversion of effort by the Company, may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company, to defend the Company against claimed infringement of the rights of others or to determine the ownership, scope or validity of the proprietary rights of the Company and others. An adverse determination in any such litigation could subject the Company to significant liabilities to third parties, could require the Company to seek licenses from third parties and could prevent the Company from manufacturing, selling or using its products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.



         The Company has acquired significant proprietary rights under certain license agreements that permit the licensor to terminate these agreements in the event of certain material breaches by the Company. There can be no assurance that defaults will not occur in the future. If a default occurred and any of these agreements were terminated in the future, the Company could lose the right to continue to develop and market one or more products.



DEPENDENCE ON KEY PERSONNEL AND CONSULTANTS



         The Company's success is highly dependent on the retention of principal members of its management and scientific staff, key consulting arrangements and the recruitment of additional qualified personnel. There is intense competition from other companies, research and academic institutions and other organizations for qualified personnel in the areas of the Company's activities. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel. The loss of key personnel or the inability to hire or retain qualified personnel could have an adverse effect on the Company's business, financial condition and results of operation.



DEPENDENCE ON CONSULTANTS AND CONTRACT MANUFACTURERS




         The Company has entered into consulting agreements with a number of individuals and business organizations who are currently providing management, software development, and regulatory compliance and submissions. Risks attendant to the use of consultants include their competence and availability on short notice. The Company also relies on contract manufacturers. These contract manufacturers are subject to audit by the FDA, and there can be no assurance that they will be in compliance with applicable FDA regulations. Additional risks associated with the use of contract manufacturers include manufacturing priorities and the resultant ability to obtain products on a timely basis, and less control over the manufacturing process, costs and inventory control and maintenance of proprietary information.




OPERATING LOSS AND ACCUMULATED DEFICIT



         The Company has incurred net losses since its inception. At fiscal year ending December 31, 1995, the Company's accumulated deficit was approximately $40.9 million. Such losses have resulted principally from expenses incurred in the Company's research and development program, the acquisition of new technology, and, to a lesser extent, from general and administrative expenses. The Company incurred a loss of $1,345,910 in fiscal year 1995, and expects to incur substantial losses for fiscal year 1996 due primarily to additional research and development expenses. There can be no assurance that the Company will successfully market its products or ever achieve or sustain profitability.



LIMITED MANUFACTURING AND MARKETING EXPERIENCE FOR PRODUCTS; UNCERTAINTY OF MARKET ACCEPTANCE



         For the Company to be financially successful, it must manufacture its products in accordance with regulatory requirements, in commercial quantities, at appropriate quality levels and at acceptable costs. The Company intends to market and sell some of its products directly, while relying on sales and marketing expertise of corporate partners for other products. However, the Company has limited experience in direct marketing of its products, and there can be no assurance that such direct marketing will be successful.




PRODUCT LIABILITY RISK; LIMITED INSURANCE COVERAGE



         The Company faces an inherent business risk of exposure to product liability claims. Clinical trials or marketing of any of the Company's products may expose the Company to liability claims resulting from the use of such products. These claims might be made directly by consumers, health care providers or by others selling the products. The Company currently maintains $1 million of product liability insurance coverage. There can be no assurance that the Company will be able to maintain such insurance or, if maintained, that sufficient coverage can be acquired at a reasonable cost. An inability to maintain insurance at acceptable cost or at all, could prevent or inhibit the clinical testing or commercialization of products developed by the Company. In addition, there can be no assurance, regardless of the availability of product liability insurance, that the Company will be adequately protected from claims that may be brought against it. A product liability claim or recall could have a material adverse effect on the Company's business, financial condition and results of operations.



ADVERSE EFFECT OF SALES ON MARKET PRICE; DILUTION



         Future sales of common shares by existing shareholders and holders of options and warrants could adversely affect the prevailing market price of the Company's Common Stock. The price of the Common Stock issued in this offering is substantially higher than the book value per share of the Company's Common Stock. Investors purchasing the Company's Common Stock in this offering will therefore incur immediate, substantial dilution.


UNCERTAINTY OF FINANCIAL PROJECTIONS AND MANAGEMENT PLANS




         There are substantial risks and uncertainties associated with the Company's financial projections, management plans and time schedules. Many of the objectives and projections of the Company's business may not be achievable. There could be (i) errors of omission or of estimation in the Company's plans,
(ii) new events or circumstances imposed on the business that require additional time and/or capital, or (iii) product failures with respect to any number of tests, government requirements or market requirements, resulting in delays, redesign or even abandonment of products. Should any of these events, as well as others currently unforeseen, occur, it could have a material adverse effect on management's plans for development of the business.




UNCERTAINTY OF HEALTH CARE REIMBURSEMENT AND PROPOSED HEALTH CARE LEGISLATION



         The levels of revenue and profitability of medical device companies may be affected by the continuing efforts of government and third party payors to reduce the costs of health care through various means. Government and other third party reimbursement sources are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement, especially for new diagnostic and therapeutic products. If adequate coverage and reimbursement levels are not provided by government and third party reimbursement sources for uses of the products to be commercialized by the Company, market acceptance of these products could be adversely affected. Furthermore, significant changes in the healthcare system of the United States could have a substantial impact over time on the manner in which the Company conducts its business and could have a material adverse effect on the Company's business, financial condition and results of operations.



                                   THE COMPANY

         The Company, a publicly-held company located in Minnetonka, Minnesota, is a market-driven high technology medical products company that has developed novel proprietary technology for spectroscopic identification of human tissues. The Company was incorporated in the state of Minnesota on May 4, 1983 as GV Medical, Inc. Subsequently the Company changed its name to SpectraScience, Inc. on October 16, 1992, which was approved by the shareholders on May 13, 1993. The executive offices of the Company are located at 5909 Baker Road, Suite 580, Minnetonka, Minnesota 55345. Its telephone number is (612) 931-9000 and its fax number is (612) 933-9090. The Company's common stock, symbol SPSI, is currently being traded on the OTC Bulletin Board.

         The Company's unique SGS product allows cardiologists performing catheterization of the coronary arteries to identify and differentiate atherosclerotic plaques and thrombus. Knowledge of the composition of the plaque and presence of intracoronary thrombus can help the cardiologist select, in a cost effective manner, the appropriate lesion specific angioplasty modality, which may offer significant benefit to the patient in terms of maximizing success rate, minimizing complications and improving long-term patient outcomes.

         The feasibility of the technology having been established, the Company has received an IDE protocol approval from the FDA for cardiology clinical studies on the Company's SGS product, which have now commenced at two hospital sites.

         The mission of the Company is to utilize its expertise in the underlying core technologies of spectroscopy, fiber optics, computer software and hardware, and minimally-invasive medical delivery systems to design, develop, manufacture and market medical products for the diagnosis and facilitation of treatment of a broad range of human diseases. The diseases currently targeted by the Company are the diagnosis and differentiation of atherosclerotic plaques and cancerous tissues.


                               RECENT DEVELOPMENTS

         On September 30, 1994, the Company received $300,000 of bridge loan financing ("Bridge Loans"). The Bridge Loans did not bear interest. In return, lenders were given 5-year Warrants exercisable at $3.00 per share, to purchase 100,000 shares of Common Stock. During the fiscal first quarter ending March 31, 1995, the Company received $225,000 of additional Bridge Loans. Lenders for this portion of the Bridge Loans were given 5-year Warrants exercisable at $3.00 per share, to purchase 74,998 shares of Common Stock. The Bridge Loans were converted on March 31, 1995 as part of the private placement of Preferred A.

         On June 29, 1995, the Company completed the private placement of 674,998 shares of Preferred A and Warrants to purchase 225,000 shares of Common Stock for $2,025,000, including conversion of Bridge Loans, before offering costs. The selling agent, R.J. Steichen & Co., received two Warrants: a Warrant to purchase 20,000 shares and another Warrant to purchase 6,667 shares of the Company's Common Stock.

         On December 28, 1995, the Company completed an additional private placement of 792,500 shares of Preferred B and Warrants to purchase 264,175 shares of Common Stock for $3,962,500, before offering costs. The selling agent, Miller, Johnson & Kuehn, received a Warrant to purchase 79,250 shares of Common Stock and a conditional Warrant to purchase up to an additional 26,418 shares of Common Stock.

         Preferred A and Preferred B (collectively, the "Preferred Stock") and the Warrants were issued to the Selling Shareholders pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) thereof. Preferred A is convertible from time to time on or after March 31, 1996 into 674,998 shares of Common Stock. Preferred B is initially convertible on December 28, 1996 into 792,500 shares of Common Stock.

         The Company granted S-3 registration rights to the Selling Shareholders covering the resale of Common Stock issuable upon the conversion of the Preferred Stock and exercise of the Warrants (collectively, the "Shares"). The Shares are being registered by the Company on a registration statement on Form S-3, of which this prospectus forms a part, pursuant to which all of the Shares may be offered from time to time by the Selling Shareholders. In addition, the Preferred Stock has certain rights, preferences and privileges. (See "Description of Capital Stock.") Copies of the form of Warrant and the Amendments to the Company's Articles of Incorporation to designate the rights, preferences and privileges of the Preferred Stock are incorporated herein.


                                 USE OF PROCEEDS


         None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. However, the Company may receive gross proceeds of up to $4,900,213 if all the Warrants were exercised. There is no assurance any of the Warrants will be exercised.


         The Company expects to use a majority of the net proceeds from the exercise of Warrants to fund development activities, clinical trials, conduct studies on alternative medical applications, and expansion of marketing, sales and manufacturing activities for the Company's SGS systems. The balance of the net proceeds will be used for working capital, general and administrative and general corporate purposes. Although the Company may use a portion of the net proceeds for the licensing of new patents, products or technologies from other entities, the Company currently has no specific plans or commitments in this regard. The amounts actually expended for each purpose and the timing of such expenditures may vary significantly depending upon numerous factors, including the progress of the Company's clinical trials, actions relating to regulatory and reimbursement matters, the costs and timing of expansion of marketing, sales, manufacturing and product development activities, the extent to which the Company's products gain market acceptance and competition. Pending such uses, the Company intends to invest the net proceeds of this offering in short-term, interest-bearing investment grade securities.


                                    DILUTION


         On December 31, 1995, the number of shares of Common Stock outstanding was 2,933,348. The net tangible book value on that date was $4,389,601, or $1.50 per share of Common Stock. The net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding.


         The total number of shares of Preferred Stock that is convertible to an equivalent number of shares of Common Stock is 1,467,498. The total number of Warrants issued in connection with the Bridge Loan, issuance of Preferred A and issuance of Preferred B, to both participants and selling agents is 796,508. If all the Preferred Stock and Warrants were converted to Common Stock, then the total number of shares of Common Stock outstanding would be 5,197,354. The net assets would also increase by $4,900,213 from the exercise of Warrants. The net assets would then be $1.79 per share of Common Stock. This represents an increase of $0.29 net tangible book value per share of Common Stock from the net tangible book value per share on December 31, 1995.


         The table below illustrates the amount of dilution if all the shares of Preferred Stock were converted to Common Stock, and also if all the outstanding Warrants were exercised. There can be no assurance that any of the Preferred Stock or Warrants will be converted or exercised.





                                                                 Net Tangible
                                                                Book Value per
                                                                share of Common
                                                                    Stock
                                                                ---------------
Net tangible book value on December 31, 1995                         $1.50

        Decrease as a result of Conversion of All Preferred Stock   ($0.50)

Net tangible book value after Conversion of Preferred Stock          $1.00

        Increase as a result of Exercise of All Warrants             $0.79

Net tangible book value after Conversion of All Preferred Stock
       and after Exercise of All Warrants                            $1.79



                              SELLING SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of Common Stock of each Selling Shareholder and as adjusted to give effect to the sale of the Shares offered hereby. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Shareholders may offer the Shares for resale from time to time. (See "Plan of Distribution.")



                                                   SHARES BENEFICIALLY OWNED                              SHARES BENEFICIALLY
                                                       PRIOR TO OFFERING                SHARES            OWNED AFTER OFFERING
                                                  --------------------------        BEING OFFERED        ---------------------
NAME                                                NUMBER         PERCENT            FOR SALE(1)         NUMBER     PERCENT(2)
- ----                                              ---------       ----------          -----------        --------    ----------
Edward Adamek, Jr. &
Eleanore Adamek Trust                                (3)             (3)                   6,667           *              *

John R. Albers                                       (3)             (3)                   6,667           *              *

Werner W. Amerongen Revocable Trust                  (3)             (3)                   6,667           *              *

Erika Arneson & Jon Arneson                          (3)             (3)                   3,333           *              *

Larry Arnold                                         (3)             (3)                  13,333           *              *

Stephen E. Benedict                                  (3)             (3)                   3,333           *              *

Kenneth G. Benson                                    (3)             (3)                   6,667           *              *

Herbert J. Bernick                                   (3)             (3)                   6,667           *              *

George B. Bonniwell                                  (3)             (3)                   6,667           *              *

Kenneth K. Cheng                                     (3)             (3)                  40,000           *              *

Sheldon Chester                                      (3)             (3)                   6,667           *              *

Bruce Christensen                                    (3)             (3)                   3,333           *              *

Clint Hill Partners                                  (3)             (3)                   6,667           *              *

William D. Corneliuson                               (3)             (3)                 168,889           *              *

Michael R. Dahl                                      (3)             (3)                   6,667           *              *

Richard L. Danielsen                                 (3)             (3)                   6,667           *              *

W. Harold Davis &
Joyce Lee Davis, Joint Tenants                       (3)             (3)                  13,333           *              *

Jeff Dobbs                                           (3)             (3)                  26,667           *              *

Dan Dryer                                            (3)             (3)                   3,333           *              *

Duane Family Trust                                   (3)             (3)                   6,667           *              *

Thomas L. Dvorak &
Debra D. Dvorak Joint Tenants                        (3)             (3)                   6,667           *              *

Ellis Limited Partnership                            (3)             (3)                  13,333           *              *

Donovan A. Erickson Trust                            (3)             (3)                   6,667           *              *

Ronald A. Erickson &
Kristine S. Erickson, Joint Tenants                  (3)             (3)                  13,333           *              *

Stephen J. Esser &
Clara Linda Esser Joint Tenants                      (3)             (3)                   6,667           *              *

Eugene College                                       (3)             (3)                  13,333           *              *

John Feltl                                           (3)             (3)                   6,667(5)        *              *

Earl L. Ferris                                       (3)             (3)                   6,667           *              *

William Flies                                        (3)             (3)                  13,333           *              *

Luther O. Forde                                      (3)             (3)                  13,333           *              *

Matthew Frank                                        (3)             (3)                  17,777           *              *

Isadore J. Goldstein Revocable Living Trust          (3)             (3)                   6,667           *              *

Danny Gominsky                                       (3)             (3)                  13,333           *              *

Timothy M. Gray                                      (3)             (3)                   6,667           *              *

Doyle D. Gustafson &
Dorothy L. Gustafson, Tenants in Common         127,132             2.4%                  66,667        60,465           1.2%

Sandra J. Hale                                       (3)             (3)                   5,333           *              *

Steven Hamm                                          (3)             (3)                   6,667           *              *

Richard Heise                                        (3)             (3)                   6,667(5)        *              *

Kenneth B. Heithoff                                  (3)             (3)                   6,667           *              *

William F. Hoefer &
Julia A. Hoefer, Joint Tenants                       (3)             (3)                   6,667           *              *

Gary S. Holmes                                       (3)             (3)                   6,667           *              *

Industricorp & Co., Inc.                             (3)             (3)                  77,777           *              *

Neal T. Jansen                                       (3)             (3)                  13,333           *              *

Everett Jensen Revocable Trust                       (3)             (3)                   6,667           *              *

David B. Johnson                                     (3)             (3)                  29,719(6)        *              *

Mark D. Johnson                                      (3)             (3)                   6,667           *              *

Robert A. Johnson                                    (3)             (3)                  13,333           *              *

Dr. William & Marla Kennedy                          (3)             (3)                  19,444           *              *

William R. Kennedy                                   (3)             (3)                   6,667           *              *

Paul R. Kuehn                                        (3)             (3)                  29,719(6)        *              *

Anita H. Kunin                                       (3)             (3)                   6,667           *              *

Thomas Lankton                                       (3)             (3)                  13,333(5)        *              *

Christopher Lenzo                                    (3)             (3)                  26,667           *              *

Richard C. Lundell IRA                               (3)             (3)                  13,333           *              *

Richard Lynch & Marlys Lynch,
Joint Tenants                                        (3)             (3)                   6,667           *              *

James & Eleanor Lyons                                (3)             (3)                  19,444           *              *

James F. Lyons                                       (3)             (3)                   2,667           *              *

Mark D. Margolis                                     (3)             (3)                   6,667           *              *

Michael R. Marston                                   (3)             (3)                   6,667           *              *

C. Ray McCulloch &
Betty L. McCulloch Joint Tenants                     (3)             (3)                   6,667           *              *

Thomas R. McGuire &
Susan M. McGuire Joint Tenants                       (3)             (3)                   6,667           *              *

Kevin McHale                                         (3)             (3)                   6,667           *              *

Metropolitan Endodontics Pension                     (3)             (3)                   3,333           *              *

Metropolitan Endodontics Profit
Sharing Plan                                         (3)             (3)                   3,333           *              *

Elaine Millard                                       (3)             (3)                  13,333           *              *

Eldon C. Miller                                      (3)             (3)                   9,906(6)        *              *

Miller, Johnson & Kuehn                              (3)             (3)                  26,418(6)           *              *

Christopher C. Moritz                                (3)             (3)                   6,667           *              *

Gerald R. Nelson                                     (3)             (3)                   6,667           *              *

Gerald R. Nelson Keogh Trust                         (3)             (3)                   6,667           *              *

Earl B. Olson                                        (3)             (3)                  13,333           *              *

Steven J. Olson                                      (3)             (3)                   6,667           *              *

John G. Ordway III                                   (3)             (3)                   6,667           *              *

James N. Owens Revocable Trust                       (3)             (3)                  26,667           *              *

Kenneth R. Parker                                    (3)             (3)                  26,667           *              *

Penn Dental Center                                   (3)             (3)                  13,333           *              *

Daniel & Patrice Perkins                             (3)             (3)                  19,444           *              *

Perkins Opportunity Fund                        271,333             5.2%                 133,333        138,000          2.6%

Richard W. Perkins Trust                             (3)             (3)                  38,890           *              *

Ellsworth L. Peterson Revocable Trust                (3)             (3)                  13,333           *              *

James T. Petersen IRA                                (3)             (3)                   6,667           *              *

Judy Peterson                                        (3)             (3)                   6,667           *              *

Pyramid Partners                                     (3)             (3)                 194,444           *              *

Quest Venture Partners                               (3)             (3)                  20,000           *              *

Jeffrey D. Rahm                                      (3)             (3)                   3,333           *              *

Stanley D. Rahm                                      (3)             (3)                   9,906(6)        *              *

David E. Riviere                                     (3)             (3)                   3,333           *              *

Richard S. Rog                                       (3)             (3)                   6,667           *              *

Harold Roitenberg IRA                                (3)             (3)                  13,333           *              *

Roitenberg Investments, Inc.                         (3)             (3)                  20,000           *              *

H. James Roitenberg                                  (3)             (3)                  20,000           *              *

Steve Romanek                                        (3)             (3)                  13,333           *              *

John F. Rooney                                       (3)             (3)                  19,444           *              *

James Ryan                                           (3)             (3)                   6,667           *              *

Patrick Ryan                                         (3)             (3)                   6,667           *              *

St. Paul Surgeons Ltd.                               (3)             (3)                   6,667           *              *

Gust R. Sarrack &
Barbara E. Sarrack                                   (3)             (3)                  13,333           *              *

Harold Saunders                                      (3)             (3)                   6,667           *              *

Lawrence Schrader                                    (3)             (3)                   6,667           *              *

Charles W. Schramm                                   (3)             (3)                  13,333           *              *

Larry Serbin IRA                                     (3)             (3)                   6,667           *              *

Lowell R. Singerman                                  (3)             (3)                   3,333           *              *

Edward E. Strickland                                 (3)             (3)                  19,444           *              *

Strickland Family Limited Partnership                (3)             (3)                   6,667           *              *

Maurice R. Tayler IRA                                (3)             (3)                   6,667           *              *

John T. Telford                                      (3)             (3)                   6,667           *              *

Robert Terhaar &
Harriet Terhaar, Joint Tenants                       (3)             (3)                   6,667           *              *

E. Scott Thatcher                                    (3)             (3)                   6,667           *              *

William P. Treacy                                    (3)             (3)                  13,333           *              *

VBS General Partnership                              (3)             (3)                  26,667           *              *

Rollin C. Vickers                                    (3)             (3)                  13,333           *              *

Thomas A. Volpe &
Linda C. Volpe Joint Tenants                         (3)             (3)                  13,333           *              *


S.L. Wallack Revocable Trust                         (3)             (3)                   5,333           *              *

Thomas B. Wartman                                    (3)             (3)                   6,667           *              *

Kimberly K. Washburn                                 (3)             (3)                   6,667           *              *

Wallace S. Wells                                     (3)             (3)                   6,667           *              *

Lee Wesley                                           (3)             (3)                  13,333           *              *

Dik Wessels                                     317,333(4)          6.1%                 133,333        184,000          3.5%

Robert Wooters IRA                                   (3)             (3)                 133,333           *              *

Wooters Trust                                        (3)             (3)                 133,333           *              *



- -------------------


*    Less than 1%.



(1) Includes shares of Common Stock issuable upon conversion of 674,998 shares of Series A Preferred Stock, 792,500 shares of Series B Preferred Stock and shares issuble upon exercise of Warrants to purchase 796,508 shares of Common Stock. The Shares being offered by the Selling Shareholders will be acquired from the Company (i) following conversion of Preferred A acquired from the Company in private placement transactions at a purchase price of $3.00 per share,
         (ii) following conversion of Preferred B acquired from the Company in private placement transactions at a purchase price of $5.00 per share, or (iii) upon exercise of Warrants acquired in connection with the Bridge Loans, the Preferred A offering and the Preferred B offering, at prices of $3.00, $5.00 and $9.50 per share, respectively.



(2) Includes shares of Common Stock held by such shareholder after the offering described herein divided by the total number of outstanding shares of Common Stock following conversion of Preferred A, Preferred B and Warrants into Common Stock.



(3) Includes shares issuable upon conversion of Preferred A, Preferred B and Warrants as specified in the column "Shares being offered for sale" (as described further in footnote 1 above) plus the number of shares of Common Stock held by each selling shareholder prior to conversion of such shares. Except as otherwise specified herein, each selling shareholder owned less than 1% of the Company's Common Stock prior to conversion of Preferred A, Preferred B and Warrants.



(4) Includes 184,000 shares of Common Stock owned by Reggeborgh Beheer BV, of which Mr. Wessels is a controlling shareholder.



(5) In connection with the sale of Preferred A, the selling agent, R.J. Steichen & Company, received a fee of $60,000 and two Warrants: a five-year Warrant to purchase 20,000 shares of the Company's Common Stock at an exercise price of $3.00 per share, and a three-year Warrant to purchase 6,667 shares of the Company's Common Stock at an exercise price of $5.00 per share. R.J. Steichen assigned its rights under the Warrants to Messrs. Lankton, Feltl and Heise.



(6) In connection with the sale of Preferred B, the selling agent, Miller Johnson & Kuehn, received a fee of $435,875 and received a five-year Warrant to purchase 79,250 shares of the Company's Common Stock at an exercise price of $5.00 per share and a conditional five-year Warrant to purchase up to an additional 26,418 shares of the Company's Common Stock at $9.50 per share. Miller Johnson & Kuehn assigned its rights under the five-year Warrant to purchase 79,250 shares of Common Stock to Messrs. Johnson, Kuehn, Miller and Rahm.



         Each Selling Shareholder that purchased Preferred Stock pursuant to a Purchase Agreement represented to the Company that it would acquire the Shares for investment and has no present intention of distributing any of such Shares except pursuant to this Prospectus. The Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on the Nasdaq Small Cap Market, the over-the-counter market, or in privately-negotiated transactions and has agreed to use its best efforts to keep such Registration Statement effective until the earlier of (i) the fifth anniversary of the closing of the offering of the Preferred B shares, (ii) such date as all of the Shares have been resold, or (iii) such time as all of the Shares held by the Selling Shareholders can be sold within a given three-month period without compliance with the registration requirements of the Securities Act pursuant to Rule 144 under the Securities Act.



                              PLAN OF DISTRIBUTION


         The Company will receive gross proceeds of $4,900,213 if all the Warrants are exercised, but will not receive any proceeds from the issuance of shares of Common Stock as a result of the conversion of Preferred Stock.


         The Shares offered hereby may be sold by the Selling Shareholders from time to time in transactions on the Nasdaq Small Cap market, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules l0b-6 and l0b-7, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Shareholders.

         The Shares were issued to the Selling Shareholders pursuant to exemptions from the registration requirements of the Securities Act provided by
Section 4(2) thereof. The Company agreed to register the Shares under the Securities Act and to indemnify and hold the Selling Shareholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the Selling Shareholders of the Shares. The Company has agreed to pay all reasonable fees and expenses incident to the filing of this Registration Statement.


                                 INDEMNIFICATION



         Article IX of the By-laws of the Company requires the Company to indemnify a director or officer to the extent permitted and required by Minnesota Statutes Section 302A.521. The Company must make advance payments upon the request of an eligible person if the person signs an affidavit stating that he or she honestly believes he or she has met the criteria for indemnification and promises to repay the Company if it is ultimately found that the criteria were not met. The determination as to whether the criteria are met is made by a board of disinterested directors, a committee of two or more disinterested directors, special legal counsel, or the shareholders, depending upon the circumstances of each case. If a determination is made that the person is not eligible for indemnification or if no determination is made within sixty days after the termination of the proceedings or after a request for an advance of expenses, the person may petition a court for an independent determination. The shareholders of the Company will be notified in the annual reports of all indemnification payments made in derivative action suits.



         The Company also maintains insurance policies for general officers and directors liability covering all of the Company's officers and directors in certain instances where by law they may not be indemnified by the Company.



         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.



                          DESCRIPTION OF CAPITAL STOCK

         The Company has 24,000,000 shares of authorized capital stock, of which 4,000,000 shares have been designated Common Stock, $.25 par value, and 20,000,000 shares have been designated Preferred Stock, $1 par value (the "Authorized Preferred Stock") of which 5,000,000 shares have been designated Preferred A and 1,000,000 shares have been designated Preferred B. On December 31, 1995, the Company had outstanding 2,933,348 shares of Common Stock, 674,998 shares of Preferred A, and 792,500 shares of Preferred B.

         In the event shareholders of the Company do not approve, on or before December 15, 1996, the authorization of sufficient additional shares of Common Stock required for the conversion of Preferred B into shares of Common Stock, the holders of Preferred B will be entitled to receive an 8% cumulative dividend, payable quarterly, in preference to the holders of Common Stock. In addition, in the event of a liquidation, winding up, or change in control of the Company, the holders of the Preferred Stock are entitled to receive, in preference to any distribution of funds to the holders of Common Stock, an amount equal to the par value of the Preferred Stock, plus any accrued but unpaid dividends.

         Each share of Preferred A is convertible into one share of Common Stock, from time to time commencing March 31, 1996. Each share of Preferred B is convertible into one share of Common Stock, plus any accrued and unpaid dividends, at any time on or after December 28, 1996. The consent of the holders of a majority of the outstanding Authorized Preferred Stock is required for the amendment of the Company's Articles of Incorporation or By-laws in a manner that directly affects the Authorized Preferred Stock.

         Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders. Subject to the preferences applicable to the outstanding Authorized Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors in its discretion from funds legally available for such purpose. Shareholders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding shares of Common Stock and Preferred Stock are, and the Common Stock to be outstanding upon completion of this offering, will be, fully paid and nonassessable.

         The Company has outstanding Warrants to purchase an aggregate of 796,508 shares of the Company's Common Stock. Of the outstanding Warrants, the Common Stock issuable upon exercise of Warrants to purchase 796,508 shares of Common Stock are being registered in this offering (the "Warrants"). Warrants held by the purchasers of the Preferred Stock, totalling 664,173, are exercisable at any time from the date of issuance until the third anniversary of the date of issuance.

         The selling agent for Preferred A, received two Warrants: a 5-year Warrant to purchase 20,000 shares of the Company's Common Stock at an exercise price of $3.00 per share, and a 3-year Warrant to purchase 6,667 shares of the Company's Common Stock at an exercise price of $5.00 per share. The selling agent for Preferred B received a 5-year Warrant to purchase 79,250 shares of the Company's Common Stock at an exercise price of $5.00 per share and a conditional Warrant to purchase up to an additional 26,418 shares of the Company's Common Stock at an exercise price of $9.50 per share. Conditional Warrants issued to the selling agent for Preferred B are exercisable for a period of 5 years from the expiration date of the Warrants issued to purchasers of Preferred B. The exercise price of the Warrants is subject to proportional adjustment in the event that the Company undertakes a stock split, stock dividend, or recapitalization.


                                  LEGAL MATTERS

         The legality of the securities being offered hereby will be passed upon for the Company by Stephen P. Kregstein, Esq., Boulder, Colorado.


                                     EXPERTS


         The financial statements included in SpectraScience, Inc's Annual Report on Form 10-KSB, as amended, for the years ended December 31, 1995 and 1994 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following is a list of the estimated expenses to be incurred by the Registrant in connection with the issuance and distribution of the Shares being registered hereby.



       SEC Registration Fee.............................     $ 5,465

       Accounting Fees and Expenses.....................     $ 2,500*

       Legal Fees and Expenses..........................     $ 5,000*

       Miscellaneous....................................     $   500*

       TOTAL............................................     $13,465

       * Estimated, subject to change.


The Selling Shareholders will not bear any portion of the expenses of registration of the Shares.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


         The Minnesota Business Corporation Act ("MBCA") permits a corporation to indemnify its directors, officers and certain others acting in an official capacity for the corporation made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, if, with respect to the acts or omissions of the person, the person: (1) has not been indemnified by another party; (2) acted in good faith;
(3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; and (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations. In general, the person must have reasonably believed that his or her conduct was in the best interests, or not opposed to the best interests, of the corporation.


         Article IX of the By-laws of the Company requires the Company to indemnify a director or officer to the extent permitted and required by Minnesota Statutes Section 302A.521. The Company must make advance payments upon the request of an eligible person if the person signs an affidavit stating that he or she honestly believes he or she has met the criteria for indemnification and promises to repay the Company if it is ultimately found that the criteria were not met. The determination as to whether the criteria are met is made by a board of disinterested directors, a committee of two or more disinterested directors, special legal counsel, or the shareholders, depending upon the circumstances of each case. If a determination is made that the person is not eligible for indemnification or if no determination is made within sixty days after the termination of the proceedings or after a request for an advance of expenses, the person may petition a court for an independent determination. The shareholders of the Company will be notified in the annual reports of all indemnification payments made in derivative action suits.

         The Company also maintains insurance policies for general officers and directors liability covering all of the Company's officers and directors in certain instances where by law they may not be indemnified by the Company.

ITEM 16.  EXHIBITS.

 EXHIBIT
  NUMBER       DESCRIPTION



  *  4.1       Articles of Incorporation, As Amended
  *  4.2       Form of Warrant Agreement
  *  5.1       Opinion of Stephen P. Kregstein, Esq.
  * 23.1       Consent of Stephen P. Kregstein, Esq.  (included in Exhibit 5.1)
  * 23.2       Consent of Ernst & Young LLP
  * 24.1       Power of Attorney (included in Part II of the original
               Registration Statement under the caption "Signatures")



- -------------------



  * Previously filed.



ITEM 17.  UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10 (a) (3) of the Securities Act;


         (ii) Reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and


         (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change of such information in the registration statement;


provided, however, that paragraphs (a) (1) (i) and (ii) do not apply if the registration statement is on Form S-3, or Form S-8, and the information required in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.



         (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement of the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


         (3) To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

(b) That, for the purpose of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13 (a) or
Section 15 (d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES



       Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, Minneapolis on May 22, 1996.



                                             SPECTRASCIENCE, INC.


                                             By:  /s/ Brian T. McMahon
                                                  BRIAN T. MCMAHON
                                                  PRESIDENT AND CHIEF EXECUTIVE
                                                  OFFICER

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                  Title                                   Date



/s/ Brian T. McMahon       President, Chief Executive Officer      May 22, 1996
   Brian T. McMahon        and Director
                           (Principal Executive Officer)



/s/ Ching-Meng Chew        Vice President Finance and              May 22, 1996
   Ching-Meng Chew         Administration, Chief Financial
                           Officer, Treasurer, Secretary
                           (Principal Financial and Accounting
                           Officer)



           *               Director                                May 22, 1996
   Henry M. Holterman




           *               Director                                May 22, 1996
   Nathaniel S. Thayer




*By:  /s/ Ching-Meng Chew
      Ching-Meng Chew
      Attorney-in-fact




                                  EXHIBIT INDEX


Number       Description                                                Page No.

    *4.1     Articles of Incorporation, As Amended

    *4.2     Form of Warrant Agreement

    *5.1     Opinion of Stephen P. Kregstein, Esq.

   *23.1     Consent of Stephen P. Kregstein, Esq. (included in Exhibit 5.1)


   *23.2     Consent of Ernst & Young LLP


   *24.1 Power of Attorney (included in Part II of the original Registration Statement under the caption "Signatures")

- ---------------------------------
  * Previously filed.